EXHIBIT 3

Istithmar Media Investments Ltd.

February 3, 2006

Icahn Institutional Services LLC

767 Fifth Avenue, Suite 4700

New York, NY 10153

Gentlemen:

Istithmar Media Investments Ltd. (“IMI”) is a Cayman company, formed for the purpose of acquiring the Economic Exposure (as defined below) to, and possibly investing directly or indirectly in, common stock of Time Warner Inc. (“TWX” and such common stock, the “Shares”), provided, that IMI shall be under no obligation to acquire any such exposure or Shares. IMI is currently a direct wholly owned subsidiary of Istithmar PJSC, a Dubai private joint stock company (“Istithmar”). The purpose of this letter agreement (this “Agreement”) is to confirm the agreement of IMI to retain Icahn Institutional Services LLC (“IIS”), and IIS to serve, as the investment advisor to IMI with respect to the Economic Exposure to and possible investment in Shares. During the term of this Agreement, as IMI’s investment advisor, IIS will, through its principals (including Mr. Carl Icahn), from time to time as reasonably requested by IMI, consult with IMI with respect to the businesses and operations of TWX, the strategy which IIS and Icahn are employing with respect to their proposals for TWX, the valuation of the Shares and the market for the Shares, advise IMI with respect to its investments in the Shares and provide IMI with copies of any reports prepared by IIS or its advisors with respect to TWX or the Shares, but in each case only the extent permitted by applicable law and contractual obligations of IIS and its affiliates.

1.            IIS’s services are intended to be advisory only. All decisions relating to IMI’s investments (including all determinations as to the acquisition, disposition or voting of any Shares or other securities) shall be made by IMI from time to time in its sole discretion. IIS will have no power or authority, and will have no responsibility or obligation, to make any investment, voting or other decision on IMI’s behalf with respect to any securities, nor will IIS have any liability to IMI or any of its affiliates arising from IMI’s investments, except as expressly set forth herein. IIS shall not be deemed to have any fiduciary or other duties to IMI or any of its affiliates by virtue of this Agreement except as expressly provided herein. IMI acknowledges that affiliates of IIS, as well as certain other persons with relationships with IIS that are contractual or that otherwise arise under applicable law, are investors in TWX and agrees that nothing contained in this Agreement shall restrict in any manner the right of IIS or any of its affiliates or such persons to make decisions relating to their respective investments (including all determinations as to the acquisition, disposition or voting of any Shares or other securities) in their sole discretion and without having to disclose such decisions to IMI. IMI further acknowledges that, as a result of the activities of IIS and certain of its affiliates and certain other persons with respect to TWX and the Shares, IIS and its principals may, from time to time, be prohibited, by applicable law (including United States securities laws and proxy rules), contract or fiduciary duty to others, from disclosing to IMI, information concerning TWX and the intentions of IIS, its affiliates or such persons with respect thereto.

2.             This Agreement shall come into effect on the date that IMI acquires the Economic Exposure to the Shares and will terminate upon the earliest to occur of (a) delivery on or prior to June 30, 2006 to IMI by IIS of a notice from IIS terminating its engagement hereunder (a “Termination Notice”) and (b) July 1, 2006; provided, however, that the provisions set forth in Sections 3(a), 3(b) and 4 below and the agreement of IMI to maintain the confidentiality of any advice or information received from IIS under this Agreement set forth in Section 5 below shall survive any termination of this Agreement.

3.            In consideration of IIS’s investment advisory services under this Agreement, IMI agrees to pay IIS the following fees:

(a)          in the event IMI sells any Shares (or reduces the number of Shares to which it has Economic Exposure) prior to the last day of the Measuring Period (as defined below), an amount (in the case of any sale or reduction prior to the termination of this Agreement, payable in U.S. dollars promptly following the consummation of each such sale or reduction, or in the case of any sale or reduction during the Measuring Period, payable in U.S. dollars on the second business day following the last day in the Measuring Period) equal to the product of: (x) 0.125; multiplied by (y) the excess, if any, of (i) the aggregate amount received (after payment of related brokerage fees, commissions, redemption premium and out-of-pocket costs and expenses related to such sale or reduction) by IMI in such sale or reduction, together with the amount of any extraordinary dividends or distributions received by IMI but only with respect to the number of such sold Shares actually owned by IMI prior to the date of sale (it being understood that with respect to extraordinary dividends or distributions paid with respect to Shares to which IMI has Economic Exposure, such extraordinary dividends or distributions will already be taken into account in the determination of the aggregate amount received by IMI in connection with any such reduction in the number of Shares to which IMI has Economic Exposure), over (ii) the IMI Notional Per Share Acquisition Cost (as defined below) multiplied by the number of the Shares sold.

(b)          in the event IIS delivers a Termination Notice to IMI, an amount (payable in U.S. dollars on the second business day following the last day in the applicable Measuring Period) equal to the product of: (x) 0.125; multiplied by (y) the excess, if any, of (i) the sum of (1) the aggregate number of all Shares beneficially owned by IMI (or as to which IMI has Economic Exposure) on the last day of the Measuring Period (the “Retained Shares”), multiplied by the arithmetic average of the daily volume weighted average prices for the Shares traded on the New York Stock Exchange during normal trading hours, as published by Bloomberg (VAP screen) on each of the trading days in the applicable Measuring Period following the date of such termination, plus (2) with respect to the Retained Shares, the aggregate amount of any extraordinary dividends or distributions received by IMI (either directly or through a derivative instrument) prior to the date this Agreement is terminated over (ii) the IMI Notional Per Share Acquisition Cost multiplied by the number of the Retained Shares.

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The “Measuring Period” shall be a number of consecutive trading days commencing on the first trading day following the termination date of this Agreement derived by dividing (i) the number of Shares beneficially owned by IMI (or as to which IMI has Economic Exposure) on the date of termination of this Agreement by (ii) the average daily volume for the Shares on the New York Stock Exchange for the ten trading days prior to the date of termination of this Agreement, and multiplying the result obtained by five.

IMI may, directly or indirectly, pledge, hypothecate, loan, assign, transfer, encumber, grant a security interest in, or otherwise convey any legal or beneficial interest in, Shares in connection with the financing of its investment activities. No such bona fide transaction shall be deemed to be a sale of Shares for purposes of determining a fee payable to IIS pursuant to this Section 3; provided, however, that any foreclosure or similar transfer of Shares to a pledgee or a holder of any security interest in any Shares upon enforcement of such security interest shall be deemed a sale pursuant to this Section 3. IMI shall provide IIS with such information regarding IMI’s acquisitions and sales of Shares (and the prices paid or received by IMI) promptly, and in any event within two business days, following any such acquisition or sale as necessary for IIS to determine the amount of any fees payable to it under this Agreement. IMI acknowledges that IIS has agreed to pay a portion of the fees it receives under this Agreement to Island IMI LLC.

4.            Except in the case of bad faith, fraud, willful misconduct, gross negligence, violation of law or breach of this Agreement on the part of IIS or any of its affiliates (in which case IIS shall protect, indemnify, immunize and hold harmless IMI and its affiliates), IMI hereby agrees to and shall, protect, indemnify, immunize and hold harmless IIS from and against any and all losses, liabilities, costs, claims, damages, taxes, judgments and expenses incurred by IIS by reason of, based upon, arising out of, resulting from, associated with, in connection with, relating to, or otherwise involving, the breach by IMI of any representation, warranty or covenant of IMI contained herein. Except in the case of bad faith, fraud, willful misconduct, gross negligence, violation of law or breach of this Agreement on the part of IMI or any of its affiliates (in which case IMI shall protect, indemnify, immunize and hold harmless IIS), IIS hereby agrees to and shall, protect, indemnify, immunize and hold harmless IMI and its affiliates from and against any and all losses, liabilities, costs, claims, damages, taxes, judgments and expenses incurred by them by reason of, based upon, arising out of, resulting from, associated with, in connection with, relating to, or otherwise involving, the breach by IIS of any representation, warranty or covenant of IIS contained herein.

5.            IMI intends to acquire an economic exposure to a number of Shares pursuant to certain financial arrangements into which IMI intends to enter (the “Economic Exposure”). Upon entering into such financial arrangements, IMI will notify IIS in writing of the number of Shares to which IMI has acquired the Economic Exposure and the notional per Share cost (including legal fees, advisory fees and other costs and expenses relating to the establishment of IMI and such financial arrangements) of acquiring the Economic Exposure (the “IMI Notional Per Share Acquisition Cost”). IMI and Istithmar represent that other than the foregoing arrangement, as of the effective date hereof, neither IMI nor Istithmar (nor any subsidiary, investment fund or other investment vehicle owned, managed or advised by Istithmar) shall be the beneficial owner of, or shall have any economic exposure to, any Shares and agree that Istithmar will not (nor will it permit any such subsidiary, investment fund or other investment vehicle to) acquire any Shares other than through IMI during the term of this Agreement. IIS

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acknowledges that it is IMI’s position that IMI will not be the beneficial owner of any Shares to which IMI will have Economic Exposure. Neither IMI nor Istithmar nor any beneficial owner or affiliate of the foregoing shall disclose any of the advice or information received from IIS under this Agreement to any other person other than to (a) any person who becomes a beneficial owner of IMI provided that such person agrees as a condition to becoming a beneficial owner of IMI to maintain the confidentiality of such advice and information and not to acquire (or permit any subsidiary, investment fund or other investment vehicle owned, managed or advised by it to acquire) any Shares other through IMI during the term of this Agreement, and (b) the respective officers, directors, employees, attorneys and advisors of IMI, Istithmar or another beneficial owner of IMI who have a duty to maintain the confidentiality of such advice and information. IMI will not, during the term of this Agreement, have more than five beneficial owners. No current beneficial owner of IMI was, and no entity that becomes a beneficial owner of IMI during the term of this Agreement will be, formed for the purpose of investing in IMI. Each current beneficial owner of IMI is, and each person or entity that becomes a beneficial owner of IMI during the term of this Agreement will be, a "qualified purchaser" (as such term is defined in section 2(a)(51) of the Investment Company Act of 1940, as amended). Any amounts paid to IIS pursuant to this Agreement shall be paid by wire transfer from an account with a financial institution of which Istithmar is a customer, which financial institution is located in a country that is a member of the Financial Action Task Force on Money Laundering. IMI is not currently, and will not during the term of this Agreement be, acting as trustee, agent, representative or nominee for any other person with respect to transactions regarding the Shares contemplated hereby or the Economic Exposure. Each party acknowledges and agrees that each other party has represented that it does not possess any material nonpublic information concerning TWX as of the date hereof, nor will any party provide any other party with any material nonpublic information it may obtain from time to time during the term of this Agreement.

6. In the event that, prior to the termination of this Agreement, IMI acquires any options to acquire Shares or any other derivative instrument (other than the Economic Exposure), the value of which is derived by reference to the Shares or other equity securities of TWX, IMI and IIS shall in good faith agree on the fee to be paid in respect of any gain on such option or derivative instrument, it being agreed that the calculation of such fee will be based on the principles set forth in Section 3 of this Agreement.

7. This Agreement becomes effective on the date that IMI acquires the Economic Exposure to the Shares and gives IIS written notice thereof.

8. This Agreement may not be assigned by any party without the prior written consent of the other parties. This Agreement may be executed through the use of separate signature pages or in any number of counterparts and all such counterparts shall be deemed one and the same instrument. This Agreement may be modified or amended only by an agreement in writing executed by each of the parties hereto. Any party may waive in whole or in part any benefit or right provided to it under this Agreement, such waiver being effective only if contained in a writing executed by the waiving party. This Agreement and any dispute arising out of, relating to, or in connection with this Agreement shall be governed in all respects by the laws of the State of New York, without regard to conflicts of law principles. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement shall be binding upon and

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inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing herein shall be construed as conferring any benefit or obligation on any party other than the parties hereto.

9. Each of the parties hereto acknowledge that this agreement is the only agreement between the parties with respect to the Shares (other than each of IMI’s and IIS’s separate agreements with Island IMI LLC) and there is no contract, agreement, understanding or relationship between them with respect to voting, acquisition, disposition, holding or investment power over the Shares. However, it is the intention of the parties that IIS and IMI will each file Schedules 13D either separately or together with their affiliates in a timely manner following such time that the parties, collectively and with their affiliates and associates, would be deemed under Section 13(d) of the Securities Exchange Act of 1934 and the related rules and regulations thereunder, as amended, to be the beneficial owners of an aggregate number of the Shares of TWX common stock in excess of 5% of the outstanding Shares computed as required by Section 13(d), if they were deemed to be a group under Section 13(d).

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If the foregoing correctly sets forth the understanding between us, please so indicate on the enclosed signed copy of this agreement in the space provided therefor and return it to us, whereupon this Agreement shall constitute a binding agreement between us.

Very truly yours,

ISTITHMAR MEDIA INVESTMENTS LTD.

By /s/ David Jackson

David Jackson, Director

ISTITHMAR PJSC

By /s/ David Jackson

David Jackson, Chief Investment Officer

Accepted and agreed to as of

the date set forth above:

ICAHN INSTITUTIONAL SERVICES LLC

By /s/ Keith Cozza

Keith Cozza, Authorized Signatory